SECRETARY’S  CERTIFICATE

The undersigned hereby certifies that she is the Secretary of the American  Independence Funds Trust (the “Trust”), a business trust organized and existing under the laws of the State of Delaware and that the following is a true and correct copy of the resolutions duly adopted by a unanimous vote at a meeting of the Board of Trustees of the said Trust held on the 20th day of June, 2013 at which meeting a quorum was at all times present and acting; that the passage of said resolutions was in all respects legal; and that said resolutions are in full force and effect:

RESOLVED, that it is the finding of the Trustees at this meeting that the fidelity bond written by St. Paul (the “Bond”) in the aggregate amount of $1,500,000 covering, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, be, and hereby is approved; and further

RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to prepare, execute and file such amendments and supplements to the aforesaid agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder; and further

RESOLVED, that a Joint Insured Bond Agreement between the Trust and American Independence Financial Services, LLC, including the amount and ratable allocation of premiums be, and hereby is, approved by the Board of Trustees (all Trustees voting) and separately by the “non-interested” Trustees for the Trust; and further

RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing votes.

/s/ Theresa Donovan

                                                                                                Secretary